BB&T Funds: Item 770: Transactions effected pursuant to Rule 10f-3 10f-3 Restricted Underwriting Transactions

1.Name of Purchasing Portfolio:  BB&T Virginia Intermediate Tax-Free Fund

2.Issuer:                            Virginia Housing

3.Date of Purchase:                   10/5/2010

4.Underwriter from whom purchased:    Well Fargo

5.Name of Affiliated Underwriter
managing or participating in syndicate      BB&T Capital Markets

6.Aggregate principal amount of purchase:     $2,025,000.00

7.Aggregate principal amount of offering:      $70,000,000.00

8.Purchase price (Net of fees and expenses):    $2,025,000.00

9.Date offering commenced:                       10/5/2010

10.Commission, spread or profit:                 0.625

Have the following conditions been satisfied:            YES/NO

a.The securities are: (i) part of
an issue registered under the Securities Act
of 1933 that is being offered to the
public, (ii)part of an issue of government
securities, as defined in Section 2(a)(16)
of the Investment Company Act of 1940, (iii)
qualify as "Eligible Municipal Securities,
"as defined in the Rule,* (iv) securities
sold in an "Eligible Foreign Offering," as
defined in the Rule, or (v) securities sold
in an "Eligible Rule 144A Offering,"
as defined in the Rule.                                  YES

b.The purchase was made prior to the end
of the first day on which any sales were
made at no more than the price paid by each
other purchaser of securities in that offering
or any concurrent offering or, if a rights
offering, the securities were purchased on
or before the fourth day preceding the day
on which the rights offering terminated.                  YES

c.The underwriting was a firm commitment
underwriting                                              YES

d.The commission, spread or profit was
reasonable and fair in relation to that
being received by others for underwriting
similar securities during a
comparable period of time.                       YES

e.In respect of any securities other
than Eligible Municipal Securities,
the issuer of such securities has been
in continuous operation for not less
than three years (including the operations
of predecessors).                                YES

For municipal securities to qualify as "Eligible Municipal Securities," the securities must be sufficiently liquid that they can be sold at or near their carrying value within a reasonably short period of time and either: (i) are subject to no greater than moderate credit risk,
or (ii) if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less
than three years (including the operations of predecessors)
,the securities are subject to a minimal or low amount of
credit risk.                                            YES/NO

f.The amount of any class of such issue
purchased by the Portfolio aggregated with
purchases by any other investment company
advised by the Adviser and any purchases by
another account with respect to which such
Adviser has investment discretion if such
discretion was exercised with respect to the
purchase, (i) did not exceed 25% of the principal
amount of the offering of such class; or (ii)
in the case of an Eligible Rule 144A Offering,
25% of the total of (A) the principal amount
of the offering of such class to Qualified
Institutional Buyers, plus (B) the principal
amount of the offering of such class in any
concurrent offering.                                       YES

g.No Affiliated Underwriter was a direct or
indirect participant or benefitted directly
or indirectly from the purchase. In the case of
Eligible Municipal Securities, the purchase is not
designated as a group sale or otherwise allocated
to the account of any Affiliated Underwriter               YES

Portfolio Manager:
Robert F. Millikan

/s/ Robert F. Millikan

Approved:
Rebecca Patel

/s/ Rebecca Patel
Date:            10/5/2010

Board of Trustees Review Date: February 23, 2011